Exhibit 99.2

Shareholders’ Agreement

January 27, 2016

ForArgos B.V.

by and among

Coöperatieve AAC LS U.A.

and

Forbion Co-Investment II Coöperatief U.A.

and

Forbion CF II Co-Invest I Coöperatief U.A.

FORARGOS B.V. (“ForArgos”) is a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) on January 27, 2016. ForArgos has its official seat in Naarden and its registered office at Gooimeer 2-35, 1411 DC Naarden, The Netherlands. ForArgos is recorded at the trade registry of the Chamber of Commerce under file number: 65192125.

ForArgos currently has an issued and outstanding capital of three eurocents (€ 0.03), divided in ten (10) FCF 1 Shares, ten (10) FCF 1.2 Shares and ten (10) FCF 2.1 Shares each with a nominal value of one tenth of a eurocent (€ 0.001);

This shareholders’agreement is made effective as of January 27, 2016 by and among:

Coöperatieve AAC LS U.A., a cooperative (coöperatie) incorporated and existing under the laws of the Netherlands, having its registered office (statutaire zetel) in Naarden, the Netherlands and its office address at Gooimeer 2 – 35, (1411 DC), Naarden, the Netherlands, registered with the trade register of the chamber of commerce under number 34256402, (“Coop AAC”) being the holder of ten (10) FCF 1 Shares;

Forbion Co-Investment II Coöperatief U.A. a cooperative (coöperatie) incorporated and existing under the laws of the Netherlands, having its registered office (statutaire zetel) in Naarden, the Netherlands and its office address at Gooimeer 2 – 35, (1411 DC), Naarden, the Netherlands, registered with the trade register of the chamber of commerce under number 53958713 (“Coop 1.2”) being the holder of ten (10) FCF 1.2 Shares;

Forbion CF II Co-Invest I Coöperatief U.A. a cooperative (coöperatie) incorporated and existing under the laws of the Netherlands, having its registered office (statutaire zetel) in Naarden, the Netherlands and its office address at Gooimeer 2 – 35, (1411 DC), Naarden, the Netherlands, registered with the trade register of the chamber of commerce under number 63583631 (“Coop 2.1”), being the holder of ten (10) FCF 2.1 Shares; jointly referred to as the “Shareholders”.

Whereas:

•	Argos Therapeutics, Inc. is a corporation registered in the State of Delaware, United States of America, having its principal place of business at 4233 Technology Drive Durham, North Carolina 27704, United States of America (“Argos”);

•	The shareholders are investors in Argos and wish to combine their shareholdings and voting power in Argos in ForArgos B.V.;

•	Coop AAC is the holder of one million two hundred and fifty four thousand and three hundred and eighty eight (1,254,388) listed shares in Argos (Nasdaq: ARGS);

•	Coop 1.2 is the holder of one million one hundred and ninety five thousand seven hundred and fifty six (1,195,756) listed shares in Argos (Nasdaq: ARGS);

•	Coop AAC and Coop 1.2 wish to assign such shares to ForArgos in order to benefit from joint voting power and to maintain eligible for certain rights e.g. the appointment of a Board Member;

•	Argos anticipates a new (USD 60m) financing round a so called PIPE investment round.

•	The shareholders anticipate to jointly obtain additional shares in Argos during such financing round;

Therefore the following is agreed by and among the shareholders:

•	Coop AAC will assign the 1,254,388 listed shares in Argos currently held in its own name to ForArgos B.V.;

•	Coop 1.2 will assign the 1,195,756 listed shares in Argos currently held in its own name to ForArgos B.V.;

•	The Shareholders will make any new investments in Argos through ForArgos and will have any shares and or warrants registered in the name of ForArgos;

•	ForArgos shall register the Argos shares and/or warrants in its name and will ensure that any proceeds related to the sale of Argos shares shall be distributed among the shareholders in accordance with Schedule I;

•	ForArgos shall immediately update Schedule I following any new investments made in Argos;

/s/ H.A. Slootweg and M.A. van Osch
H.A. Slootweg and M.A. van Osch as directors of
Forbion I Management B.V. director of
Coöperatieve AAC LS U.A.

/s/ H.A. Slootweg and M.A. van Osch
H.A. Slootweg and M.A. van Osch as directors of
Forbion I Co II Management B.V. director of
Forbion Co-Investment,II Coöperatief U.A.

/s/ H.A. Slootweg and M.A. van Osch
H.A. Slootweg and M.A. van Osch as directors of
Forbion II Co I Management B.V. director of
Forbion CF II Co-Invest I Coöperatief U.A.

For Acknowledgement

/s/ H.A. Slootweg and M.A. van Osch
ForArgos B.V
By M.A. van Osch and H.A. Slootweg
as directors of Forbion I Management B.V. its director.

ForArgos B.V. Updated August 2016 SCHEDULE I

In case ForArgos sells any listed shares in Argos Therapeutics Inc. any distribution of such proceeds to the shareholders of ForArgos B.V. shall be done in accordance with the following schedule:

Shareholder Name	Argos shares allocated	ForArgos Distribution % allocated
Coöperatieve AAC LS U.A.	1,442,481	23.2660%
Forbion Co-Investment II Coöperatief U.A.	1,375,057	22.1785%
Forbion CF II Co-Invest 1 Coöperatief U.A.	3,382,424	54.5556%

Total	6,199,962	100.0000%

In addition to the shares ForArgos B.V. also holds warrants with an exercise price or USD 5.35. In case such warrants are exercised any distributions made by ForArgos in relation to such warrants shall be distributed to the shareholders in accordance with the following schedule:

Shareholder Name	Warrants 14/3/2016	Warrants 29/06/2016	Distribution % allocated
Coöperatieve AAC LS U.A.	56,428	84,642	8.5328%
Forbion Co-Investment II Coöperatief U.A.	53,790	80,686	8.1339%
Forbion CF II Co-Invest I Coöperatief U.A.	551,091	826,636	83.3333%

Total	661,309	991,964	100.0000%

In addition to the above, ForArgos B.V. also holds warrants with an exercise price or USD 5.50. In case such warrants are exercised any distributions made by ForArgos in relation to such warrants shall be distributed to the shareholders in accordance with the following schedule:

Shareholder Name	Warrants August 2016	Distribution % allocated
Coöperatieve AAC LS U.A.
Forbion Co-Investment II Coöperatief U.A.
Forbion CF II Co-Invest I Coöperatief U.A.	1,159,091	100.0000%

Total	1,159,091	100.0000%

/s/ H.A. Slootweg and M.A. van Osch
Coöperatieve AAC LS U.A.

/s/ H.A. Slootweg and M.A. van Osch
Forbion Co-Investment Coöperatlef U.A.

/s/ H.A. Slootweg and M.A. van Osch
Forbion CF II Co-Invest I Coöperatief U.A.